Exhibit 99


FOR IMMEDIATE RELEASE
July 22, 1997


                     NS ANNOUNCES 3-FOR-1 SPLIT, APPROVES DIVIDEND


NORFOLK, VA -- The Board of Directors of Norfolk Southern Corporation today approved a three-for-one split of the Corporations' Common Stock and also approved payment of the regular quarterly dividend of 60 cents per share, on a pre-split basis.

        The dividend will be payable on September 10 to stockholders of record as of the close of business on August 1.

        The stock split is expected to be effective in early September. Stockholders of record on the effective date will keep their certificates which will continue to represent the number of shares each such certificate evidences. It is anticipated that in October stockholders will be mailed certificates evidencing ownership of two additional shares for each share they held as of the close of business on the effective date.

        Norfolk Southern now has over 132 million shares outstanding and after the split will have over 398 million shares outstanding.

        David R. Goode, chairman, president and chief executive officer of Norfolk Southern, observed that "The Board's action was taken in light of the Corporation's continuing good results, the desire to make shares of its Common Stock more readily available to investors and NS' sound financial position."

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Contact:  Robert Fort, Norfolk, (757) 629-2710
World Wide Web Site - http://www.nscorp.com